EXHIBIT 3.1
SECOND CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

LENDINGCLUB CORPORATION

LendingClub Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (a) authorizing and approving an amendment to the Restated Certificate of Incorporation of the Corporation to amend and restate ARTICLE IX of the Restated Certificate of Incorporation of the Corporation to provide that, unless the Corporation otherwise consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, the federal courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action against the Corporation or any director, officer, employee or agent of the Corporation arising under the Securities Act of 1933, as amended, and (b) declaring such amendments to be advisable and recommended for approval and adoption by the stockholders of the Corporation.

SECOND: That the amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Second Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

THIRD: That ARTICLE IX of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action against the Corporation or any director, officer, employee or agent of the Corporation arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.”

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IN WITNESS WHEREOF, this Second Certificate of Amendment of Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 7th day of June, 2022.

LENDINGCLUB CORPORATION
By:	/s/ Brandon Pace
Name:	Brandon Pace
Title:	Chief Administrative Officer and Secretary